Exhibit 99.1

Investor Contact:	Public Relations Contact:
Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com	Lisa Greb Director, Public Relations Jo-Ann Stores, Inc. 330/463-3442

JO-ANN STORES ELECTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

HUDSON, OH – April 2, 2008 — The Board of Directors of Jo-Ann Stores, Inc. (NYSE: JAS) today announced the election of two new members, Joseph M. DePinto, President and Chief Executive Officer of 7-Eleven, Inc., and David A. Perdue, Jr., former Chairman and Chief Executive Officer of Dollar General Corporation.

Mr. DePinto has served as President and Chief Executive Officer of 7-Eleven, Inc., the world’s largest convenience retailer, since 2005. During 2005 he served as President of GameStop, Inc., the leading videogame and entertainment software retailer. From 2002 to 2005 Mr. DePinto was an executive with 7-Eleven, serving as Vice President, Operations from 2003 to 2005, and as Division Vice President from 2002 to 2003. Prior to that, he also held executive positions at PepsiCo, Inc. Mr. DePinto currently serves on the boards of 7-Eleven, Inc. and OfficeMax Incorporated.

Mr. Perdue served as Chairman and Chief Executive Officer of Dollar General Corporation, a Fortune 500 discount retailer operating more than 8,000 stores, from 2003 to 2007. Before joining Dollar General, he served as Chairman and Chief Executive Officer of Pillowtex Corporation, a home textile manufacturer, and prior to that held senior management positions with leading consumer products companies including Reebok International Ltd., Haggar Corporation and Sara Lee Corporation. Mr. Perdue currently serves on the board of Alliant Energy Corporation.

Darrell Webb, Chairman of the Board, President and Chief Executive Officer of Jo-Ann Stores, Inc. said, “Mr. DePinto and Mr. Perdue bring a wealth of experience and knowledge to our Board. Their experience as Chief Executive Officers operating companies with large retail store networks should allow them to provide valuable insight to our Company. We are honored to have them join us as we continue to work towards driving long-term profitable growth to enhance shareholder value.”

Mr. DePinto fills a formerly vacant seat on the Board, while Mr. Perdue fills a newly added position, increasing the total Board size to ten members. Both men will be up for re-election at the Company’s Annual Meeting of Shareholders on June 11, 2008.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 196 large-format stores and 578 small-format stores.